Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-4

ODYSSEUS HOLDINGS LIMITED

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares	(1)	457(a)	26,400,001	$10.63	$280,632,010.63	0.0001381	$38,755.28
Fees to be Paid	Equity	Redeemable warrants to acquire one ordinary share	(2)	457(a)	11,000,000	0.00	0.00	0.0001381	0.00
Fees to be Paid	Equity	Ordinary shares underlying redeemable warrants	(3)	457(a)	11,000,000	$12.80	$140,800,000.00	0.0001381	$19,444.48

Total Offering Amounts:							$421,432,010.63		58,199.76
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$58,199.76

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Offering Note(s)

(1)	The number of Holdco Ordinary Shares registered consists of (i) up to 22,000,000 Holdco Ordinary Shares issuable upon conversion of an equal number of Vine Hill Public Shares in the SPAC Merger and (ii) 4,400,001 Holdco Ordinary Shares issuable upon conversion of an equal number of Vine Hill Class A Shares issuable upon conversion of an equal number of Vine Hill Class B Shares immediately prior to the SPAC Merger. Capitalized terms used and not defined herein have the meanings ascribed to such terms in the proxy statement/prospectus forming part of this registration statement.

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Calculated in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Vine Hill Class A Shares on Nasdaq on February 25, 2026 (such date being within five business days of the date that this registration statement was first filed with the SEC).

(2)	Represents 11,000,000 Holdco Warrants to be issued upon conversion of an equal number of Vine Hill Public Warrants in the SPAC Merger.

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Consistent with the response to C&DI 240.06, the registration fee with respect to the Holdco Warrants has been allocated to the Holdco Ordinary Shares issuable upon exercise of the Holdco Warrants and included in the registration fee paid in respect of such Holdco Ordinary Shares.

(3)	Represents 11,000,000 Holdco Ordinary Shares issuable upon exercise of the Holdco Warrants described in Note (2).

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Calculated in accordance with Rule 457(c) and Rule 457(i) under the Securities Act, based on the sum of (i) the average high and low prices of the Vine Hill Public Warrants on Nasdaq on February 25, 2026 (such date being within five business days of the date that this registration statement was first filed with the SEC) and (ii) the $11.50 exercise price of the Holdco Warrants. Consistent with the response to C&DI 240.06, the registration fee with respect to the Holdco Warrants has been allocated to the Holdco Ordinary Shares issuable upon exercise of the Holdco Warrants and included in the registration fee paid in respect of such Holdco Ordinary Shares.